Exhibit 2.1

STOCK PURCHASE AGREEMENT
Among
FISERV, INC.,
FISERV SOLUTIONS, INC.
and
FIRST INTERSTATE BANCSYSTEM, INC.
Dated as of December 15, 2008

Stock Purchase Execution Version

Stock Purchase Execution Version

Stock Purchase Execution Version

ii

INDEX TO EXHIBITS

Exhibit	Description

A	Form of Preliminary Schedule

B	Form of Seller FIRPTA Affidavit

C	Form of Service Agreement

D	Form of Transition Services Agreement

E	Form of Opinion of Counsel to Seller

F	Required Consents

G	Form of Opinion of Counsel to Fiserv and Buyer
INDEX TO SCHEDULES

Schedule	Description

I	Disclosure Schedule
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iii

STOCK PURCHASE AGREEMENT
     STOCK PURCHASE AGREEMENT effective as of December 15, 2008, among FISERV, INC., a Wisconsin corporation (“Fiserv”), FISERV SOLUTIONS, INC., a Wisconsin corporation (“Fiserv Solutions” or “Buyer”) and a wholly-owned subsidiary of Fiserv, and FIRST INTERSTATE BANCSYSTEM, INC. (“Seller”).
W I T N E S S E T H :
     WHEREAS, i_Tech Corporation, a Montana corporation (the “Company”) is engaged in, among other things, the provision of data, item and other processing services in the banking industry;
     WHEREAS, the Seller owns all the issued and outstanding shares of capital stock of the Company, consisting of 10,000 shares of common stock, no par value per share (“Common Stock”); and
     WHEREAS, the Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, all the issued and outstanding shares of Common Stock;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:
ARTICLE I
PURCHASE OF SHARES, PURCHASE PRICE, CLOSING, ETC.
     SECTION 1.01 Purchase of Shares. Subject to the terms and conditions hereof, Seller hereby agrees to sell to Buyer, and Buyer agrees to buy from Seller, an aggregate of 10,000 shares of Common Stock, being all the issued and outstanding shares of Common Stock, there being no other class of capital stock of the Company authorized or issued and outstanding. On the Closing Date (as hereinafter defined), Seller shall sell, transfer and deliver to Buyer all 10,000 shares of Common Stock presently outstanding, being all the shares of Common Stock owned by Seller, with such instruments of transfer duly executed by Seller as Buyer may reasonably require. All the shares of Common Stock owned by Seller are hereinafter referred to as the “Shares”.
     SECTION 1.02 Purchase Price. The aggregate purchase price for the Shares and the covenant set forth in Section 3.07 shall be $40,000,000 (of which $2,000,000 shall be allocated consideration to the covenant set forth in Section 3.07), subject to increase (reduction) in accordance with Section 1.05 (such amounts collectively being referred to herein as the “Purchase Price”).
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     SECTION 1.03 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller in Billings, Montana on December 31, 2008 at 10 A.M., local time, or at such other place or at such other date or time as the parties hereto may mutually agree (such date and time of Closing herein called the “Closing Date”); it being understood and agreed that for all purposes, the Closing shall be effective as of 11:59 P.M. on the Closing Date.
     SECTION 1.04 Payments to Seller on the Closing Date.
     (a) Payments. At the Closing, in full consideration for the sale, conveyance, transfer and delivery to Buyer of all the Shares and in reliance on the representations and warranties, covenants and agreements of Seller contained herein, Buyer shall pay the Purchase Price as adjusted under Section 1.05(a) (the “Closing Payments”) to Seller by wire transfer of immediately available funds.
     (b) Deductions and Withholding. Seller shall provide Buyer with the appropriate Internal Revenue Service Form W-9 certifying that Seller is not subject to backup withholding. In the event Seller does not provide such certification to the reasonable satisfaction of Buyer, Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax law or under any other applicable legal requirement as reasonably determined by Buyer. To the extent any amount is so deducted or withheld, such amount shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.
     SECTION 1.05 Adjustments to Purchase Price.
     (a) Preliminary Adjustment Figure. Not less than three days nor more than ten days prior to the Closing Date, the Company shall deliver to Fiserv and Buyer a schedule (the “Preliminary Schedule”) setting forth, in reasonable detail and as of the date of the Preliminary Schedule, the Company’s estimate of the Total Shareholders Equity (as hereinafter defined) as of the Closing Date and the amount by which the Total Shareholders Equity is greater (less) than $8,000,000, which amount, if any, shall be the amount by which the Purchase Price shall be increased (decreased) at Closing as provided in Section 1.05(c) (such amount being referred to herein as the “Preliminary Adjustment Figure”). The term “Total Shareholders Equity” shall mean the difference between the book value of the assets and the liabilities of the Company as of the Closing Date, which shall be derived from a balance sheet prepared using the same accounting principles, procedures, policies and methods that were used to prepare the Company Financial Statements (as hereinafter defined), and shall include any unpaid Company Transaction Costs (as hereinafter defined) as a liability. The term “Company Transaction Costs” shall mean the aggregate of all accounting (which shall not include regular audit fees) and other fees and expenses of the Company incurred or anticipated to be incurred in connection with the transactions contemplated hereby, and remaining
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unpaid as of the Closing Date all estimated and agreed to by the parties two business days prior to the Closing Date. A sample Preliminary Schedule is attached hereto as Exhibit A.
     (b) Preparation of Closing Balance Sheet. As promptly as practicable following the Closing, but in no event later than 60 days subsequent to the Closing Date, Fiserv and Buyer shall deliver to Seller a schedule (the “Final Schedule”) of Fiserv’s and Buyer’s calculation, which shall be derived from a balance sheet (the “Closing Balance Sheet”) prepared using the same accounting principles, procedures, policies and methods that were used to prepare the Company Financial Statements, of the amount, if any, by which the Total Shareholders Equity is greater (less) than $8,000,000 (the aggregate adjustment amount being hereinafter referred to as the “Final Adjustment Figure”). If Seller disputes the correctness of the Final Schedule or the Closing Balance Sheet, Seller shall notify Fiserv and Buyer of its objections within 30 days after delivery of the Final Schedule and shall set forth in reasonable detail in such notice the reason for Seller’s objections. If Seller fails to deliver such notice within such time period, Seller shall be deemed to have accepted the Final Adjustment Figure and the Closing Balance Sheet. If Seller delivers such notice, Fiserv, Buyer and Seller shall endeavor in good faith to resolve their dispute over the determination of the Final Adjustment Figure or the Closing Balance Sheet, as the case may be, within 30 days after receipt of such notice by Fiserv and Buyer. If they are unable to do so within such 30-day period, the dispute shall be submitted to an audit partner experienced in the financial institution processing services industry of PricewaterhouseCoopers LLP (“PWC”) so long as PWC is independent of both Fiserv and Seller, or, if PWC shall cease to be independent of Fiserv and Seller, another independent nationally-recognized accounting firm in the United States as shall be mutually acceptable to Fiserv, Buyer and Seller (PWC or such other accounting firm, an “Independent Accountant”), who shall act as an expert and not as an arbitrator, and who shall resolve the dispute within ten days. The Independent Accountant shall make a determination based solely on presentations by Fiserv and Buyer, on the one hand, and Seller, on the other hand, and not by independent review, as to (and only as to) each of the items in dispute, and shall be instructed that, in resolving such items in dispute, it must select a position with respect to the Final Adjustment Figure that is either exactly the position of Fiserv and Buyer or exactly the position of Seller or that is between such position of Fiserv and Buyer and such position of Seller. The decision of the Independent Accountant as to the Final Adjustment Figure shall be final and binding upon the parties. The expense of the Independent Accountant shall be borne by Fiserv and Buyer, on the one hand, and Seller, on the other hand, in proportion to the relative difference between such party’s position and the determination of the Independent Accountant. Fiserv, Buyer and Seller shall cooperate with the other party in the determination of the Final Adjustment Figure and the Closing Balance Sheet, including allowing Seller access after the Closing to the books and records of the Company and to the accounting and other representatives and advisors of the Company and its books and records for the purposes of making such determination.
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     (c) Within three business days following final determination of the Final Adjustment Figure and the Closing Balance Sheet, the Purchase Price adjustment shall be made as follows:
     (i) If the Final Adjustment Figure would have resulted in Seller receiving less Purchase Price at the Closing than it did with respect to the Preliminary Adjustment Figure, Seller shall within three (3) business days after the Final Adjustment Figure and Closing Balance Sheet are determined in accordance with subsection (b) above, pay Buyer in immediately available funds the amount by which the Final Adjustment Figure differs from the Preliminary Adjustment Figure;
     (ii) If the Final Adjustment Figure would have resulted in Seller receiving more Purchase Price at the Closing than it did with respect to the Preliminary Adjustment Figure, Buyer shall within three (3) business days after the Final Adjustment Figure and Closing Balance Sheet are determined in accordance with subsection (b) above, Seller in immediately available funds the amount by which the Final Adjustment Figure differs from the Preliminary Adjustment Figure net of any withholding taxes; and
     (iii) Notwithstanding the foregoing subsections (i) and (ii) of this Section 1.05(c), if the difference between the Final Adjustment Figure and the Preliminary Adjustment Figure is less than $25,000.00, no payment shall be required to be made pursuant to this Section 1.05(c).
     SECTION 1.06 Further Assurances. If at any time after the Closing Date, Buyer or Seller shall consider or be advised that any further actions, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Buyer, the title to the Shares acquired by reason of, or as a result of, this Agreement, or (b) otherwise to carry out the purposes of this Agreement, each party, and its proper officers and directors shall and will execute and deliver such additional documents or instruments or do all acts necessary, desirable or proper to vest, perfect or confirm title to the Shares in Buyer and otherwise to carry out the purposes of this Agreement.
     SECTION 1.07 Section 338(h)(10) Election.
     (a) Buyer and Seller shall timely make a joint election pursuant to Section 338(h)(10) of the Code, and Treasury Regulation Section 1.338(h)(10)-1, and any comparable election under state or local Tax law (collectively, the “Elections”) with respect to the deemed sale of the Shares pursuant to this Agreement. As promptly as reasonably practicable after the Effective Time and in all events within 150 days after the Closing Date, with respect to the federal Election, Buyer and Seller shall mutually prepare a Form 8023 (with all attachments), and Buyer and Seller shall execute such Form 8023 which shall be given to Buyer for filing on behalf of itself and the Seller. In addition, Buyer and Seller shall duly and timely file their respective Forms 8883 in
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connection with the sale of the Shares pursuant to this Agreement (including for the year of the sale) and shall promptly furnish a copy of each such Form 8883 to the other party promptly after filing. Buyer and Seller shall, as promptly as practicable following the Closing Date, cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve timely Elections in accordance with the provisions of Section 338(h)(10) of the Code and Treasury Regulations Section 1.338(h)(10)-1 and any comparable provision of state or local law. Fiserv, Buyer and Seller shall report the sale consistent with the Elections and this Agreement, and none of Fiserv, Buyer or Seller shall take any position inconsistent therewith in any Tax Return (as hereinafter defined), any proceeding before any Taxing authority or otherwise.
     (b) In connection with the Elections, Buyer and Seller shall mutually determine, as promptly as reasonably practicable following the Closing Date (and in all events within 60 days after the Closing Date), the Aggregate Deemed Sales Price and Adjusted Grossed-Up Basis (in each case, as defined under the applicable U.S. Treasury Regulations), or other amounts required under applicable law. After thorough analysis and arms’ length negotiations between the parties, the parties agree that the Aggregate Deemed Sales Price and Adjusted Grossed-Up Basis (any other amount required to be determined under applicable law) shall be allocated as follows: (i) any amount required to be treated as interest pursuant to Section 1274 of the Code shall be treated as interest; (ii) an amount equal to the net book value as set forth on the Closing Balance Sheet as finally determined of each item of cash, accounts receivable, prepaid items, fixed assets and other assets (other than Section 197 intangibles, as defined in the Code) shall be allocated to such item; and (iii) an amount equal to the net book value as set forth on the Closing Balance Sheet as finally determined of capitalized software shall be allocated to such item; and any remaining amount to the extent not required to be treated as interest, shall be allocated to goodwill. Buyer and Seller (A) shall be bound by the allocations described in this Section for all purposes, including determining any Taxes; (B) shall prepare and file all Tax Returns to be filed with any Taxing authority in a manner consistent with such allocations; and (C) shall not take any position inconsistent with such allocation, in any Tax Return, any proceeding before any Taxing authority or otherwise. In the event the allocation is disputed by any Taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties concerning resolution of such dispute, and shall keep the other parties apprised of the status of such dispute and the resolution thereof.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     SECTION 2.01 Representations and Warranties of Seller with Regard to the Company. Except as otherwise set forth in the Disclosure Schedule (the “Disclosure Schedule”) annexed hereto as Schedule I, the Seller represents and warrants to Fiserv and Buyer as follows:
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     (a) Organization and Qualification, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana, has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each other jurisdiction as set forth in the Disclosure Schedule where the failure to so qualify would have a Material Adverse Effect (as hereinafter defined). The copies of the Company’s Articles of Incorporation and By-laws, as amended to date, which have been delivered to Fiserv and Buyer, are complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof.
     “Material Adverse Effect” for purposes of this Agreement when used with respect to any party means any change in, or effect on, or series of related changes in, or related effects on, the business of such party as currently conducted by such party and its subsidiaries, taken as a whole, that is materially adverse to the results of its operations or financial or other condition before giving effect to the transactions contemplated by this Agreement and other than (i) such changes or effects generally affecting the industry of such party and its subsidiaries or the economy of the United States (so long as the Company is not disproportionately affected thereby); (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; or (iii) changes in GAAP (as hereinafter defined).
     (b) Capital Stock.
     (i) The authorized capital stock of the Company consists of 10,000 shares of Common Stock of which as of the date hereof 10,000 shares of Common Stock are validly issued and outstanding, fully paid and nonassessable, all of which are held of record by Seller, and no shares of Common Stock are held in the treasury. The Shares are uncertificated.
     (ii) There are no options, warrants, calls, rights, commitments or other agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of the Company.
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     (c) Subsidiaries. The Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock (voting or non-voting) or securities convertible into capital stock (voting or non-voting) of any other corporation or (ii) any participating voting or equity interest in any general or limited partnership, limited liability partnership, limited liability company, joint venture or other non-corporate business enterprise.
     (d) Non-Contravention. The execution and delivery of this Agreement by the Seller does not and the consummation by the Seller of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or By-laws of the Company, or (ii) violate, or result, with the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any of the property of the Company pursuant to any provision of any mortgage or lien or material lease, agreement, license or instrument or any order, arbitration award, judgment or decree to which the Company is a party or by which any of the Company’s assets are bound, and do not and will not violate or conflict with any other material restriction of any kind or character to which the Company is subject or by which any of the Company’s assets may be bound, and the same does not and will not constitute an event permitting termination of any such mortgage or lien or material lease, agreement, license or instrument to which the Company is a party or (iii) violate any law, ordinance or regulation to which the Company is subject.
     (e) Government Approvals. No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for the execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby, except (x) as may be necessary as a result of any facts or circumstances relating solely to Fiserv or Buyer or (y) where the failure to obtain such consents, authorizations or approvals or to make such filings or registrations would not prevent the consummation of the transactions contemplated hereby.
     (f) Financial Statements.
     (i) The Seller has previously furnished Fiserv and Buyer with true and complete copies of (i) internally prepared and unaudited balance sheets of the Company as of December 31, 2006 and December 31, 2007, and the related statements of income, and (ii) the internally prepared and unaudited balance sheet of the Company as of September 30, 2008, and the related internally prepared and unaudited statements of income, (collectively, the “Company Financial Statements”). Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied and present fairly the financial position and results of operations of the Company as of and for the respective periods then ended, except for the absence of certain footnotes, and with respect to interim financial statements the absence of
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traditional year-end entries, all in accordance with GAAP except as listed on Schedule 2.01(f)(i).
     (ii) The Company Financial Statements were prepared in accordance with the Books and Records (as hereinafter defined) of the Company, as applicable. The Books and Records of the Company: (A) reflect all items of income and expense and all the assets and liabilities required to be reflected therein in accordance with GAAP; (B) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies; and (C) have been maintained in accordance with good business and accounting practices and applicable law. The term “Books and Records” means all books of account and other financial records, files, documents, data, instruments, controls, books and records relating to the Company and other applicable law.
     (iii) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that with respect to the business conducted by the Company: (A) the Books and Records of the Company are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company; (B) access to assets is permitted and transactions are executed only in accordance with management’s general or specific authorization; (C) transactions are recorded as necessary to permit preparation of financial statements of the Company in conformity with GAAP and to maintain asset accountability; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
     (g) Absence of Certain Changes or Events. Since September 30, 2008, the Company has not:
     (i) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice;
     (ii) discharged or satisfied any lien, security interest or encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice;
     (iii) mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of its assets or properties (other than Permitted Exceptions (as hereinafter defined)), other than in the ordinary course of business and consistent with past practice;
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     (iv) transferred, leased or otherwise disposed of any of its assets or properties or acquired any assets or properties, other than in any case in the ordinary course of business and consistent with past practice;
     (v) cancelled or compromised any debt or claim, other than in the ordinary course of business and consistent with past practice;
     (vi) waived or released, under any contract, rights of the Company having value to the Company, other than in any case in the ordinary course of business and consistent with past practice;
     (vii) transferred or granted any rights under any concessions, leases, licenses, agreements or Intellectual Property (as hereinafter defined), other than in the ordinary course of business and consistent with past practice;
     (viii) other than in the ordinary course of business and consistent with past practice, made or granted any wage or salary increase applicable to any group or classification of employees generally, paid any bonuses or other discretionary compensation, entered into any employment contract with any officer or employee or made any loan to, or entered into any transaction of any other nature with, any officer or employee of the Company;
     (ix) entered into any transaction, contract or commitment, except those listed, or which pursuant to the terms hereof are not required to be listed, on the Disclosure Schedule, this Agreement and the transactions contemplated hereby, and those entered into in the ordinary course of business and consistent with past practice;
     (x) declared, paid or made any provision for payment of any dividends or other distribution in respect of shares of Company Common Stock, or directly or indirectly, acquired, purchased, redeemed or made any provision for acquiring, purchasing or redeeming any shares of Company Common Stock;
     (xi) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct its business;
     (xii) amended or changed the Articles of Incorporation or By-laws of the Company;
     (xiii) suffered any labor trouble or claim of wrongful discharge, discrimination or other unlawful labor practice or action;
     (xiv) changed any accounting principle, procedure or method (including any change in depreciation or amortization policies or rates or any change in revenue recognition policy);
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     (xv) commenced or threatened to commence any lawsuit or proceeding against a third party, other than for collection of obligations owed to Company in the ordinary course of its business;
     (xvi) received any notice of any claim of ownership by a third party of the Company’s Intellectual Property (as hereinafter defined) or of infringement by the Company of any third party’s Intellectual Property rights;
     (xvii) negotiated, agreed or committed to do any of the things described in the preceding clauses (i) through (xvi) (other than negotiations with Fiserv, Buyer and their representatives regarding the transactions contemplated by this Agreement); or
     (xviii) suffered any Material Adverse Effect.
     “Permitted Exceptions” shall mean (i) mechanic’s, materialman’s, warehouseman’s and carrier’s liens and purchase money security interests arising in the ordinary course of business; (ii) liens for Taxes and assessments not yet payable; (iii) liens for Taxes, assessments and charges and other claims, the validity of which the Company is contesting in good faith; (iv) zoning, entitlement, building and other land use regulations; (v) covenants, conditions, restrictions, easements and other similar matters of record; (vi) liens for workers compensation, unemployment insurance and other benefits incurred in the ordinary course of business; and (vii) imperfections of title, liens, security interests, claims and other charges and encumbrances the existence of which would not have individually or in the aggregate an Adverse Effect.
     “Adverse Effect” means any change in, or effect on, or series of related changes in, or related effects on, the business of the Company as currently conducted that would result in the incurrence of damages or liability of the sum of $100,000 or more.
     (h) Title to Properties; Absence of Liens and Encumbrances, etc. The Company has (or at the Closing will have) good and marketable title to (or in the case of leased assets, a valid leasehold interest in) all of the real, tangible, personal and mixed properties and assets owned by it or used in its business, free and clear of any liens, charges, pledges, security interests or other encumbrances (other than Permitted Exceptions), except as reflected in the Company Financial Statements. Except as provided in the Transition Services Agreement (as hereinafter defined), the Company owns (or at the Closing will own) or has (or at the Closing will have) the exclusive right to use all of the real, tangible, personal and mixed properties and assets necessary for the conduct of the business as presently conducted. The Company’s intangible properties and assets (excluding leasehold interests) are free and clear of any liens, charges, pledges, security interests or other encumbrances (other than Permitted Exceptions), except as reflected in the Company Financial Statements. Notwithstanding the foregoing, the
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representations and warranties contained in this Section 2.01(h) do not apply to Intellectual Property which is covered by the representations and warranties contained in Section 2.01(i).
     (i) Intellectual Property.
     (i) “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith throughout the world: (I) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and inventions and discoveries (whether or not patentable), (collectively, “Patents”); (II) all trade secrets and other rights in know-how and confidential or proprietary information, including without limitation computer programs, algorithms, routines, source and executable code, technical data, customer and supplier lists, techniques, processes, and methodologies (“Trade Secrets”); (III) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (IV) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (V) any similar, corresponding or equivalent rights to any of the foregoing; and (VI) all contracts, licenses and agreements with respect to any of the foregoing (“IP Contracts”).
     (ii) Company Intellectual Property. Section 2.01(i)(ii) of the Disclosure Schedule contains a list of all Intellectual Property that constitutes the (a) Patents, Trade Secrets, Copyrights, and Trademarks, (b) electronic funds transfer system of the Company (including any third party licenses incorporated into such system), (c) third party software licenses that to the knowledge of the Company and Seller after due inquiry are not transferrable to Buyer in connection with the transactions contemplated hereby (the “Non-Transferable Software”), and (d) all interfaces owned and/or used by the Company (the foregoing is the “Scheduled Intellectual Property”. Except for the Non-Transferable Software, the Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the business of the Company as it currently is conducted on the date of the Agreement, and as it is currently planned or contemplated by the Company to be conducted by the Company. Except as listed in Section 2.01(i)(ii) of the Disclosure Schedule, (A) the Company owns (or on the Closing Date will own) or has (or on the Closing Date will have) the legally enforceable right to use the Intellectual Property necessary for the conduct of the business of the Company as currently conducted and as it is currently planned or contemplated to be conducted by the Company without giving effect to the transactions contemplated by this Agreement; and (B) there are no proceedings or actions before any court, tribunal, agency or organization related to Company’s use of any of the Intellectual Property.
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     (iii) All Necessary Rights. In each case in which the Company has acquired ownership of any Intellectual Property from any person, the Company has obtained and recorded an assignment sufficient to irrevocably transfer any and all rights of ownership in such Intellectual Property to the Company. The Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is Intellectual Property owned or used by the Company, to any other person. Except for the Non-Transferable Software, all Intellectual Property will be free and clear of any liens (except for non-exclusive licenses granted to end-user customers in the ordinary course of business) and will be, to the knowledge of the Seller and Company after due inquiry, fully transferable, alienable, or licensable by the Company after the Closing Date without restriction and without payment of any kind to any third party. The Company has no knowledge of any facts or circumstances that will, or with the passage of time would, (A) render Company’s ownership or use of any Intellectual Property (other than the Non-Transferable Software invalid or unenforceable, other than payment and renewal of licensing agreements or similar agreements for the use of the Intellectual Property in the ordinary course of business or (B) constitute a breach by Company or any other party of any IP Contract. The Company has taken all steps that reasonably are required to protect the Company’s rights in Intellectual Property owned or used by Company. The Company has in place project management policies that require back-up procedures to be followed, including daily storage to a back-up server and at least weekly transmission to an off-site storage facility, that are reasonable in the circumstances. The Company maintains adequate possession and control of all Company Intellectual Property that may be being worked on by employees, consultants or contractors off-site.
     (iv) No Infringement. To the Company’s knowledge, no person is infringing or misappropriating any Intellectual Property owned or used by Company. Except as set forth in Section 2.01(i)(iv) of the Disclosure Schedule, or with respect to the Non-Transferable Software, the operation of the business of the Company as it is currently conducted, or is presently proposed to be conducted by the Company, does not and, to the knowledge of Seller, will not when conducted by Fiserv or Buyer in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property of any person. The Company does not operate interactive voice response units on behalf of clients in a service bureau environment.
     (v) No Grants, Assignments. Neither this Agreement nor consummation of the transactions contemplated by this Agreement will result in either Fiserv’s nor Buyer’s granting to any person any right or license to any Intellectual Property owned, licensed or used by Company by reason of any contract, agreement or other obligation of Company or Seller, or one of its or their affiliates.
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     (vi) Software. The Company’s proprietary software and to the knowledge of Company and Seller software licensed pursuant to an IP Contract and upon which Company’s proprietary software is based or with which it interfaces (other than Non-Transferable Software) substantially conform to all written specifications for their use in the conduct of the business of the Company as currently conducted, and to the knowledge of the Company are substantially free of bugs, errors, viruses and other contaminants.
     (j) List of Properties, Contracts and Other Data. The Disclosure Schedule contains a list setting forth with respect to the Company as of the date hereof the following:
     (i) all real properties owned in fee simple by the Company;
     (ii) all leases of real or personal property to which the Company is a party, either as lessee or lessor with a brief description of the property to which each such lease relates, except such leases of personal property as require payment during their remaining life aggregating less than $250,000;
     (iii) together with Section 2.01(q) of the Disclosure Schedule, all collective bargaining agreements, all agreements or arrangements that contain any severance pay or post-employment liabilities or obligations, all bonus, deferred compensation, pension, profit sharing or retirement plans or any other employee benefit plans or arrangements maintained by or for the Company or issued to or maintained for the benefit of Company employees, all employment or consulting agreements or contracts with an employee or individual consultant or salesperson or consulting or sales agreements or contracts, under which a firm or other organization provides services to the Company pursuant to which the Company is obligated to make payments in excess of $100,000 per year and all agreements or plans, including all stock option plans, stock appreciation rights plans or stock purchase plans to which Company is a party, relating to Company stock, or issued to or maintained for the benefit of Company employees, any of the benefits of which will be increased or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
     (iv) all customer contracts (including, if applicable, termination dates) relating to services provided by the Company, including contracts with subcontractors or other third party vendors used by the Company to provide the services referenced, which are presently in effect and from which the Company derived revenue during the 2007 fiscal year or expects to derive revenue during the 2008 fiscal year, and excluding any contracts where the annual revenues for both such periods was not in excess of, or is not expected to be in excess of $100,000 as well as any customer of the Company that does not have a contract with the Company but for which the Company derived revenue during the 2007
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fiscal year or expects to derive revenue during the 2008 fiscal year in excess of $100,000;
     (v) to the extent not specifically referred to in the preceding clauses (i), (ii), (iii) or (iv) above, all contracts and commitments of Company (including mortgages, indentures and loan or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties; fidelity or surety bonds or completion bonds; agreements of indemnification or guaranty; agreements, contracts or commitments containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person; agreements, contracts or commitments relating to capital expenditures and involving future payments in excess of $100,000; agreements, contracts or commitments relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business; agreements, contracts or commitments containing performance or revenue standards or purchase or revenue minimums, which, if not met, have payment, reimbursement or forfeiture provisions; purchase orders or contracts; construction contracts; material distribution, joint marketing or development agreements; or any agreement, contract or commitment pursuant to which the Company has granted or may grant in the future to any party a source-code license or option or other right to use or acquire source-code) to which the Company is a party, or to which it or any of its assets or properties are subject and which are not specifically referred to in the preceding clauses (i), (ii) or (iii) above; provided that there need not be listed in the Disclosure Schedule (unless required pursuant to the preceding clauses (i), (ii) or (iii) above) any contract or commitment incurred in the ordinary course of business and consistent with past practice which requires payments to or by the Company during its remaining life aggregating less than $100,000; and
     (vi) the current annual compensation of all employees of the Company (by position or by department) as of a recent date (a copy of which has been submitted to Fiserv and Buyer but is not included in the Disclosure Schedule).
     True and complete copies of all documents and descriptions complete in all material respects of all oral agreements or commitments (if any) referred to in (i) through (vi) above (other than insurance plans which have been summarized) have been provided and made available to Fiserv or its counsel. The Company has not been notified in writing of any claim that any contract listed in the Disclosure Schedule for this subsection (j) is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing default or event of default or event which with notice or lapse of time or both would constitute such a default, except for any such claim which would not have individually or when taken together with all such other claims referred to in this Section 2.01(j) an Adverse Effect.
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     (k) Litigation. There are no actions, suits or proceedings with respect to the business of the Company pending against the Company of which the Company has knowledge, at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality (individually, a “Governmental Entity”), nor, to the knowledge of the Company, has the Company received any notice or threat of any such actions, suits or proceedings with respect to the business of the Company. To the knowledge of Company or Seller after due inquiry, there is no investigation pending, or, to the knowledge of Company or Seller, threatened, against the Company or its properties or any officers or directors of the Company in such capacity, by or before a Governmental Entity. The Disclosure Schedule sets forth, with respect to any such pending or, to the extent of Company’s or Seller’s knowledge, threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. To the knowledge of Seller or Company after due inquiry, no Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products or services in the present manner or style thereof.
     (l) Labor Controversies. Except as would not reasonably be expected to have in the aggregate an Adverse Effect:
     (i) there are no controversies known to the Company between the Company and any employees or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or, to the knowledge of the Company, threatened, related to the Company and, to the knowledge of the Company, there are not and during the last two years prior to the date hereof there have not been any formal or informal organizing efforts by a labor organization and/or group of Company employees and the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by the Company;
     (ii) the Company is in compliance, and has not received notice of, nor, to the knowledge of the Company, has there been threatened any claim that the Company has not complied, with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar Taxes, equal employment opportunity, employment discrimination and employment safety nor has the Company received notice of or, to the knowledge of the Company, has there been threatened any claim that it is liable for any arrears of wages or any social security or similar Taxes or penalties for failure to comply with any of the foregoing; and the Company is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary
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course of business and consistent with past practice) and there are no to the knowledge of Seller or Company after due inquiry pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy; and
     (iii) the Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in or contribute to any international or foreign employee benefit plan.
     (m) Use of Real Property. Within the two year period prior to the date hereof, the Company has not received any notice of violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the Company (representations and warranties with respect to environmental matters being set forth in Section 2.01(n) hereof) or any notice of default under any lease, contract, commitment, license or permit, relating to the use and operation of the owned or leased real property listed in the Disclosure Schedule, in either case which could reasonably be expected to have in the aggregate an Adverse Effect and, to the knowledge of the Company, there is no such violation or default which would have in the aggregate an Adverse Effect. The Company has not received any notice that any real property that is owned or occupied by Company does not substantially conform with all applicable ordinances, codes, regulations and requirements, and the Company has not received any notice that any law or regulation presently in effect or condition precludes or restricts continuation of the present use of such properties by the Company.
     (n) Environmental Matters.
     (i) Compliance. The Company is in compliance with all foreign, federal, municipal and state statutes, rules, regulations, ordinances, orders, decrees and common law relating to environmental contamination, pollution or the protection of the environment, natural resources or human health and safety as it relates to environmental protection (“Environmental Laws”). The Company has not operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased.
     (ii) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of the Company’s business as such business is currently being conducted.
     (iii) Environmental Liabilities. The Company has not received any notice of any claim, demand, action, suit, proceeding or other communication by any person alleging any violation of, or any actual or potential liability under any Environmental Law (“Environmental Claim”), and to the knowledge of the Company there is no Environmental Claim currently threatened. The Company has not assumed, contractually or by operation of law, any liabilities under any Environmental Law except, in each case, as would not reasonably be expected to
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have an Adverse Effect. The Company does not have knowledge after due inquiry of any fact or circumstance that could involve the Company in any environmental litigation or impose upon the Company any environmental liability.
     (o) Additional Accounting Disclosure Matters.
     (i) Accounts Receivable. The accounts receivable reflected on the balance sheet of the Company as of September 30, 2008 and all accounts receivable arising between September 30, 2008 and the date hereof, arose from bona fide transactions in the ordinary course of business. These transactions have been recorded in accordance with GAAP and, except to the extent recorded as deferred revenue, each meets the following criteria: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable and no further deliveries or services are required to be provided in order to entitle the Company or its assignees to collect the accounts receivable in full. No such account has been assigned or pledged to any other person, firm or corporation.
     (ii) No Undisclosed Liabilities. The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the Company Financial Statements), that in the aggregate exceed $25,000, and which (A) has not been reflected (“reflected” does not include any liability, indebtedness, etc. that is mentioned only in the footnotes to the Company Financial Statements) or reserved against in the most recent Company Financial Statements or (B) has arisen other than in the ordinary course of the Company’s business and consistent with past practices since the date of the latest balance sheet included in the Company Financial Statements.
     (iii) No Loans to Executive Officers. Neither the Company nor any of its subsidiaries, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.
     (p) Compliance with Law; Restrictions on Business Activities.
     (i) No Defaults. The Company is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or, to the knowledge of the Seller and the Company, to which the Company is subject and which applies to its business, and, to the knowledge of the Seller and the Company, the Company has not been notified that it is in violation of any laws, ordinances, governmental rules or regulations to which it is subject or that it has failed to obtain any licenses, permits, franchises or other
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governmental authorizations necessary to the ownership of its assets and properties or to the conduct of its business.
     (ii) Immigration Matters. The Company has on file a valid Form I-9 for each employee hired by the Company on or after November 7, 1986 and continuously employed after November 6, 1986 or the applicable date of hire. To the knowledge of the Company, all employees of the Company are (A) United States citizens, or lawful permanent residents of the United States, (B) aliens whose right to work in the United States is unrestricted, (C) aliens who have valid, unexpired work authorizations issued by the Attorney General of the United States (Immigration and Naturalization Service) or (D) aliens who have been continually employed by the Company since November 6, 1986 or the applicable date of hire. The Company has not been the subject of an immigration compliance or employment visit from, nor has the Company been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or the Attorney General of the United States (Immigration and Naturalization Service).
     (iii) Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice (including the licensing of any product) of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company as is currently conducted and currently contemplated to be conducted by the Company. Without limiting the foregoing, the Company has not entered into any agreement which is in effect as of the date hereof under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.
     (iv) Employees.
     (A) Section 2.01(p) of the Disclosure Schedule sets forth a complete and accurate list of certain employees of the Company (“Current Employees”), identified by job and job site location and including such employee’s job performance rating (the foregoing information is referred to as the “Census”), a copy of which was provided to Fiserv and Buyer no later than two business days prior to the date hereof. Except as indicated in Section 2.01(p) of the Disclosure Schedule, all employees who were hired by Seller or Company during the three (3) year period prior to the date hereof have passed a pre-employment screening examination certifying their suitability for employment, including without limitation, appropriate background and conviction investigations. Company has on file records for each employee hired by Company or Seller and employed in the business of the Company
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documenting their pre-employment screening and confirming their suitability for employment under the criteria for such pre-employment screening.
     (B) To the knowledge of the Company, no employee of the Company (A) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others or (B) has given notice to the Company, nor is the Company otherwise aware that as of the date of this Agreement, any employee intends to terminate his or her employment with the Company.
     (C) Except as set forth in Section 2.01(p) of the Disclosure Schedule, no Current Employee has an employment contract, special severance agreement, non-competition agreement, or non-solicitation agreement.
     (v) Governmental Authorization. The Company possesses all material consents, licenses, permits, grants or other authorizations issued to the Company by a Governmental Entity (A) pursuant to which the Company currently operates or holds any interest in any of its properties or (B) which is required for the operation of its business or the holding of any such interest, other than such consents, licenses, permits, grants or authorizations the failure to obtain which would not, either individually or in the aggregate, have an Adverse Effect (“Company Authorizations”), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.
     (q) Employee Benefits.
     (i) Employee Plans. Section 2.01(q)(i) of the Disclosure Schedule sets forth a list identifying each “employee pension benefit plan” maintained by or for Company or for the benefit of Company employees as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including any “multiemployer plan”, as defined in Section 3(37) of ERISA, (the “Pension Plans”) and a list identifying each “employee welfare benefit plan”, as defined in Section 3(1) of ERISA, (the “Welfare Plans”); and all other stock purchase, stock option, equity-based, bonus, incentive compensation, deferred compensation, profit sharing, severance, change in control, salary continuation, insurance, vacation, holiday, sick leave, fringe benefit and other employee benefit plans (whether oral or written, qualified or nonqualifed) that are currently, or at any time within the last three years were, maintained, administered
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or contributed to by the Company, or which cover any employee or former employee of the Company (with the exception of Pension Plans and Welfare Plans, the foregoing are collectively, “Company Plans”). Collectively, the Pension Plans, Welfare Plans and other plans referred to in this subsection (i) are hereinafter referred to as the “Employee Plans”. Except as otherwise identified in Section 2.01(q)(i) of the Disclosure Schedule, (A) no Employee Plan is maintained, administered or contributed to by any entity other than the Company or its affiliate for the benefit of the Company, and (B) no Employee Plan is funded through any trust or other arrangement which also funds any employee benefit arrangement which is not an Employee Plan.
     (ii) No Multiemployer Plan. The Company has not maintained, adopted or established, contributed or been required to contribute to, or otherwise participated or been required to participate in, nor will Company become obligated to do so through the Closing, any “multiemployer plan” (as defined in Section 3(37) of ERISA). No amount is due from, or owed by, the Company on account of a “multiemployer plan” (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.
     (iii) No Post-Retirement Benefits. No Employee Plan provides benefits, including any severance or other post-employment benefit, salary continuation, termination, death, disability or health or medical benefits (whether or not insured), life insurance or similar benefit with respect to current or former employees (or their spouses or dependents) of the Company beyond their retirement or other termination of service other than (A) coverage mandated by applicable law, (B) death, disability or retirement benefits under any Pension Plan, (C) deferred compensation benefits accrued as liabilities on the Company Financial Statements, or (D) retiree medical benefits under Seller’s retiree medical plan, covering those employees of Company identified in Section 2.01(q) of the Disclosure Schedule.
     (iv) No Change in Benefits. There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under any Company Plan that would increase materially the expense of maintaining such Company Plan above that of such Company Plan’s most recent plan year. Except as to vesting of accrued benefits as disclosed in Section 2.01(q)(iv) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute an event under any Company Plan, which either alone or upon the occurrence of a subsequent event will or may result in any payment, acceleration, vesting or increase in benefits to any employee, former employee or director of the Company.
     (v) Compliance. Each Company Plan has been maintained in compliance with its terms and the requirements prescribed by any and all statutes,
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orders, rules and regulations, including but not limited to, ERISA, HIPPA, COBRA, and the Code, which are applicable to such Company Plan.
     (vi) No Claims. There are no pending or, to the knowledge of the Company after due inquiry, threatened (A) claims, suits or other proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries pursuant to the Company Plans, or (B) suits, investigations or other proceedings by any governmental entity against any Company Plan, the assets held thereunder, the trustee of any such assets or the Company relating to any of the Company Plans. If any of the actions described in this subsection are initiated prior to the Closing, the Company shall notify Fiserv of such action prior to the Closing.
     (vii) No Prohibited Transactions. The Company has not engaged (A) in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of Section 404 of ERISA, or (B) in any “prohibited transaction” within the meaning of Section 406(a) or 406(b) of ERISA, or of Section 4975(c) of the Code, with respect to any Company Plans, and will not so engage, act or fail to act prior to the Closing. Furthermore, to the knowledge of the Company after due inquiry, no other “party in interest”, as defined in Section 3(14) of ERISA, or “disqualified person”, as defined in Section 4975(e)(2) of the Code, has engaged in any such “prohibited transaction”.
     (viii) No Liability. No liability has been incurred by the Company or by a trade or business, whether or not incorporated, which is deemed to be under common control or affiliated with the Company within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for any Tax, penalty or other liability with respect to any Company Plan and, to the knowledge of the Company after due inquiry, such Company Plans do not expect to incur any such liability prior to the Closing.
     (ix) Non-Qualified Deferred Compensation Plans. No Employee Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code (“Section 409A”) has been modified (as defined under Section 409A) on or after October 3, 2004, except to the extent required to comply with Section 409A, and all such non-qualified deferred compensation plans have been operated and administered in good faith compliance with Section 409A from the period beginning January 1, 2008 through the date hereof.
     (r) Insurance. Section 2.01(r) of the Disclosure Schedule summarizes the amount and kinds of insurance as to which the Company or Seller has insurance policies, contracts or fidelity bonds relating to the business or operations of Company. All such insurance policies, contracts and bonds are in full force and effect. All such insurance policies, contracts and bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company contain provisions which
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are reasonable and customary in the Company’s industry, and there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies, contracts and bonds have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies, contracts and bonds (or other policies, contracts and bonds providing substantially similar insurance coverage). No notice of cancellation or termination of any such insurance policies, contracts or bonds has been given to the Company by the carrier of any such policy, contract or bond.
     (s) Bank Accounts. Section 2.01(s) of the Disclosure Schedule lists all bank, money market, savings and similar accounts and safe deposit boxes of the Company, specifying the account numbers and the authorized signatories of persons having access to them. The manner in which the Company maintains its accounts complies in all material respects with all applicable laws and regulations.
     (t) Minute Books. The minute books and stock books or share ledgers, as the case may be, of the Company made available to Fiserv and Buyer are the only minute books and stock books or share ledgers, as the case may be, of the Company and contain a reasonably accurate summary of all meetings of directors (including committees thereof) and shareholders or actions by written consent and of all transactions in the capital stock of the Company since the time of incorporation of the Company.
     (u) Taxes.
     (i) Compliance Generally. The Company or an affiliate (A) has duly and timely filed or caused to be filed with the appropriate authorities all Tax Returns of, related to or including the Company, including its income, assets, payroll or operations, and properly included the items related thereto in such Tax Returns, which portions of the Tax Returns that are related to the Company are true, correct and complete, and (B) has duly and timely paid or caused to be paid to the appropriate authorities all Taxes that are due and payable on or before the Closing, and has properly accrued on its books and records in accordance with GAAP any Tax which was not then due and for which Company is obligated. The accrual for Tax liabilities set forth on the face of the Company Financial Statements and on the Closing Balance Sheet is sufficient to cover the Company’s Tax liability as of such date. The Company or an affiliate of Company has complied with all applicable laws, rules and regulations relating to the reporting, payment, collection and withholding of Taxes and has duly and timely collected or withheld, paid over and reported to the appropriate authorities all amounts required to be so collected or withheld, paid over and reported under all applicable laws, rules and regulations. As of the date hereof, all periods for the assessment and collection of Taxes are closed either by agreement with the appropriate authority or by operation of the normal statute of limitations or, if not yet closed, will, to the knowledge of Seller and Company after due inquiry, close by operation of the normal statute of limitations for such Taxes (without
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extension). Section 2.01(u)(i) of the Disclosure Schedule sets forth a list of each jurisdiction where the Company or an affiliate on behalf of Company files a Tax Return of, related to, or including the Company and the type of Tax Returns of, related to, or including the Company filed during the past year.
     (ii) No Adjustments. No Taxing authority has asserted any adjustment that would result in an additional Tax on the Company which has not been fully paid or which adjustment, if asserted with respect to another period, would result in an additional Tax on the Company. No such adjustment is pending or, to the knowledge of the Company, being considered and there is no basis for any such adjustment. There is no pending audit, examination, dispute, proceeding or claim, nor to the knowledge of Company, any investigation, relating to any Tax on the Company (collectively, a “Proceeding”), and, to the knowledge of the Company, no Taxing authority is contemplating such a Proceeding nor is there a basis for any such Proceeding.
     (iii) No Other Arrangements. The Company is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162, 280G or 404 of the Code. The Company is not a “consenting corporation” within the meaning of Section 341(f) of the Code (as in effect prior to its repeal). The Company does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively, of the Code. The Company has not entered into any sale-leaseback or leveraged lease transaction. None of the assets of the Company is required to be treated as being owned by any other person pursuant to the “safe harbor” leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to the repeal of said leasing provisions. The Company has never made or been required to make an election under Section 338 of the Code (except as provided in this Agreement). No Tax authority has ever asserted that the Company or any affiliate of Company for the benefit of Company should file a Tax Return in a jurisdiction where it does not file. The Company does not have outstanding any closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information with or from a Taxing authority in connection with any Tax matter. There is no outstanding power of attorney authorizing anyone to act on behalf of the Company in connection with any Tax, Tax Return or Proceeding. The Company is not required to include any adjustment under Section 481 of the Code (or any similar provision of applicable law) in income for any period (or portion of a period) ending after the Closing Date. During the last two years, the Company has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code. The Company does not have any plan, arrangement or agreement providing for deferred compensation that is subject to Section 409A(a) of the Code or any asset, plan, arrangement or agreement that is subject to Section 409A(b) of the Code.
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     (iv) Other Considerations. The Company has not constituted a “distributing corporation” or a “controlled corporation” under Section 355 of the Code in any distribution in the last two years or pursuant to a plan or series of related transactions (within the meaning of Code Section 355(e)) with the transactions contemplated by this Agreement. The Company is not and has never been a “personal holding company” (within the meaning of Code Section 542), a shareholder in a “controlled foreign corporation” (within the meaning of Code Section 957), in a “foreign personal holding company” (within the meaning of Code Section 552), or in a “passive foreign investment company” (within the meaning of Code Section 1297), or an owner in any entity treated as a partnership or disregarded entity for federal income Tax purposes. The Company does not have nor has ever had a fixed place of business or permanent establishment in any foreign country. None of the outstanding indebtedness of the Company constitutes indebtedness to which any interest deduction may be disallowed under Section 163(i), 163(l), 265 or 279 of the Code or under any other provision of applicable law. The Company has not been a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)) at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not entered into any “reportable transaction” (within the meaning of Code Section 6707A(c) or Treasury Regulations Section 1.6011-4 or any predecessor thereof). In the case of any transaction that could result in a “substantial understatement of income tax” (within the meaning of Code Section 6662(d)) if the claimed Tax treatment were disallowed, the Company has “substantial authority” (within the meaning of Code Section 6662(d)) for the claimed treatment, or in the case of a transaction other than a “tax shelter” (within the meaning of Code Section 6662(d)(2)(C)(ii)), has “adequately disclosed” (within the meaning of Code Section 6662(d)) the relevant facts affecting the Tax treatment on its income Tax Return.
     (v) Taxes Defined. For purposes of this Agreement, “Taxes” means all federal, state, local and foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature and for which Company is obligated (including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, goods and services, value-added, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental, windfall profits or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever), including any liability therefor as a transferee (including under Section 6901 of the Code), as a result of Treasury Regulation Section 1.1502-6, or in each case, any similar provision under applicable law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing authority (domestic or foreign).
     (vi) Tax Return Defined. As used herein, “Tax Return” includes any return, declaration, report, claim for refund or credit, information return or
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statement, and any amendment to any of the foregoing, filed or required to be filed with any federal, state, local or foreign Governmental Entity or agency in connection with the determination, assessment, collection or payment of Taxes or the administration of any laws, regulations or administrative requirements relating to Taxes or ERISA.
     (v) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company and Seller directly with Fiserv and Buyer without the intervention of any other person on behalf of the Company or Seller in such manner as to give rise to any valid claim by any other person against the Company for a finder’s fee, brokerage commission or similar payment.
     SECTION 2.02 Additional Representations and Warranties of Seller. Seller represents and warrants to, and agrees with, Fiserv and Buyer as follows:
     (a) Organization and Qualification, etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana, has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.
     (b) Authority Relative to Agreement. Seller has the power and authority to execute and deliver this Agreement, the FIRPTA Affidavit in the form annexed hereto as Exhibit B (“FIRPTA Affidavit”), and the Transition Services Agreement (as hereinafter defined), and to consummate the transactions contemplated on the part of Seller hereby. No other legally required proceeding on the part of Seller is necessary to authorize the execution and delivery of this Agreement, the FIRPTA Affidavit, and the Transition Services Agreement by Seller or the consummation by Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller, and, assuming the due authorization, execution and delivery of this Agreement by Fiserv and Buyer is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).
     (c) Non-Contravention. The execution and delivery of this Agreement, the FIRPTA Affidavit, and the Transition Services Agreement by Seller do not and the consummation by Seller of the transactions contemplated hereby and thereby will not (i) violate any provision of the Articles of Incorporation or By-Laws of the Seller, or (ii) violate, or result, with the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which Seller is a party or by which any of its assets is
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bound and do not and will not violate or conflict with any other restriction of any kind or character to which Seller is subject or by which any of its assets may be bound, or (ii) violate any law, ordinance or regulation to which Seller is subject; except, in each case or cases under (i) or (ii), for any such violation, acceleration, creation, imposition, conflict or termination which would not prevent the consummation of the transactions contemplated hereby.
     (d) Government Approvals. No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement and the FIRPTA Affidavit by Seller and the consummation by Seller of the transactions contemplated hereby or thereby.
     (e) Transfer of Shares. Seller is and at the Closing will be the legal and beneficial owner of record of all of the shares of Company Common Stock free and clear of all liens, charges, encumbrances and claims whatsoever as may have been created by or relate to Seller other than such restrictions as generally arise under applicable securities laws.
     (f) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company and Seller directly with Fiserv and Buyer without the intervention of any person on behalf of the Company or Seller in such manner as to give rise to any valid claim by any person against the Company or Seller for a finder’s fee, brokerage commission or similar payment.
     SECTION 2.03 Representations and Warranties of Fiserv and Buyer. Fiserv and Buyer each individually, and jointly and severally, represent and warrant to, and agree with, the Company and Seller as follows:
     (a) Organization and Qualification, etc. Each of Fiserv and Buyer are corporations duly organized, validly existing and in good standing under the laws of the State of Wisconsin, and each has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Each of Fiserv and Buyer is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.
     (b) Authority Relative to Agreement. Each of Fiserv and Buyer has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution and delivery by Fiserv and Buyer of this Agreement and the consummation by each of them of the transactions contemplated on its part hereby have been duly authorized by their respective Board of Directors and, in the case of Buyer, its sole shareholder. No other corporate proceedings on the part of Fiserv or Buyer are necessary to authorize the execution and delivery of this Agreement or the consummation by Fiserv or Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Fiserv and Buyer, and, assuming the due authorization, execution and delivery at the Closing of this Agreement
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by Seller, is the valid and binding agreement, enforceable against Fiserv and Buyer, as applicable, in accordance with its terms, except as such enforcement is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).
     (c) Non-Contravention. The execution and delivery of this Agreement by Fiserv and Buyer do not and the consummation by Fiserv and Buyer of the transactions contemplated hereby and thereby will not (i) violate any provision of the Articles of Incorporation or By-laws of Fiserv or Buyer, as the case may be, or (ii) violate, or result, with the giving of notice or the lapse of time or both, in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any of the property of Fiserv or Buyer pursuant to any provision of, any mortgage or lien or material lease, agreement, license or instrument or any order, arbitration award, judgment or decree to which Fiserv or Buyer is a party or by which any of their respective assets is bound and do not and will not violate or conflict with any other material restriction of any kind or character to which Fiserv or Buyer is subject or by which any of its assets may be bound, and the same does not and will not constitute an event permitting termination of any such mortgage or lien or material lease, agreement, license or instrument to which Fiserv or Buyer is a party or (iii) violate in any material respect any law, ordinance or regulation to which Fiserv or Buyer is subject, except, in each case or cases, for any such violation, acceleration, creation, imposition, conflict or termination which would not prevent the consummation of the transactions contemplated hereby by Fiserv or Buyer.
     (d) Government Approvals. No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement and the consummation by Fiserv and Buyer of the transactions contemplated hereby, except (x) as may be necessary as a result of any facts or circumstances relating solely to the Company or Seller, or (y), except where the failure to obtain such consents, authorizations or approvals or to make such filings or registrations would not prevent the timely consummation of the transactions contemplated hereby.
     (e) Absence of Material Adverse Effect. Since December 31, 2007, Fiserv has not experienced any change that could have a Material Adverse Effect.
     (f) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Fiserv and Buyer directly with the Company and Seller, without the intervention of any person on behalf of Fiserv or Buyer in such manner as to give rise to any valid claim by any person against Fiserv or Buyer for a finder’s fee, brokerage commission or similar payment.
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     (g) Financial Ability. Buyer has the financial ability to perform its obligations hereunder and to pay the Purchase Price on the Closing Date.
ARTICLE III
ADDITIONAL COVENANTS AND AGREEMENTS
     SECTION 3.01 Conduct of Business. During the period from the date hereof to the Closing Date, except as otherwise contemplated by this Agreement, Seller shall cause the Company to conduct its operations according to its ordinary and usual course of business and to use its commercially reasonable efforts to preserve substantially intact its business organization, keep available the services of its officers and employees and maintain its present relationships with licensors, suppliers, distributors, customers and others having significant business relationships with it. Upon the request of Fiserv or Buyer, Seller shall cause representatives of the Company to confer with representatives of Fiserv and Buyer to keep them informed with respect to the general status of the on-going operations of the business of the Company.
     SECTION 3.02 Access to Information by Fiserv and Buyer. Fiserv and Buyer may prior to the Closing Date have access to the business and properties of the Company and information concerning its financial and legal condition as Fiserv and Buyer deem reasonably necessary or advisable in connection with the consummation of the transactions contemplated hereby, provided that such access shall be during normal business hours and shall not interfere with normal operations of the Company and each party shall bear its own expenses in connection with such access. Seller agrees to cause the Company to permit Fiserv and Buyer and their authorized representatives, including Deloitte & Touche LLP, to have or cause them to be permitted to have, after the date hereof and until the Closing Date, full access to the premises, books and records of the Company during normal business hours, and Seller will cause the officers of the Company to furnish Fiserv and Buyer with such financial and operating data and other information with respect to the business and properties of the Company as Fiserv and Buyer shall from time to time reasonably request. Without limiting the foregoing, between the date of this Agreement and the Closing Date, Seller shall permit Fiserv’s and Buyer’s representatives to meet with the Controller of the Company and officers of the Company responsible for the Company Financial Statements, the internal controls of the Company and the disclosure controls and procedures of the Company to discuss such matters as Fiserv and Buyer may deem reasonably necessary or appropriate for Fiserv and Buyer to satisfy their obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto.
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     SECTION 3.03 Confidentiality.
     (a) Seller covenants and agrees that, for a period of four years following the Closing Date, it will hold all information concerning the Company, and all information concerning Fiserv, Buyer and its affiliates received by Seller from Fiserv or Buyer in connection with the transactions contemplated by this Agreement (other than information which (i) becomes generally available to the public without breach of this Agreement, (ii) was available to Seller or the Company on a non-confidential basis prior to its disclosure by Fiserv or Buyer, as the case may be, or (iii) becomes available to Seller or, prior to the Closing Date, the Company, on a non-confidential basis from a source other than Fiserv or Buyer that is not prohibited from disclosing such information to such persons by a contractual, legal or fiduciary obligation) (collectively, “Fiserv Confidential Information”), on a confidential basis and not use themselves or voluntarily disclose (other than pursuant to legal process or otherwise required for Seller or affiliates of Seller’s compliance with law; provided that if legally permissible, Seller provides Fiserv and Buyer with prompt prior written notice so that Fiserv or Buyer may seek an appropriate protective order) to others any such Fiserv Confidential Information. Upon request of Fiserv or Buyer Seller will promptly return or destroy all Fiserv Confidential Information, including any summaries, compilations or similar documents it may have made or derived from such material (other than one for archival purposes until expiration of the period defined in Section 5.01 hereof). Seller further covenants and agrees that it will keep confidential and not use Trade Secrets of the Company, Fiserv, Buyer or their affiliates.
     (b) Fiserv and Buyer each covenant and agree that, for a period of four years following the Closing Date, it will hold all information concerning the Seller received by Seller from Fiserv or Buyer in connection with the transactions contemplated by this Agreement (other than information which (i) becomes generally available to the public without breach of this Agreement, (ii) was available to Fiserv, Buyer, or its affiliates on a non-confidential basis prior to its disclosure by Fiserv or Buyer, as the case may be, or (iii) becomes available to Fiserv, Buyer or their affiliates, on a non-confidential basis from a source other than Seller, or prior to the Closing Date, Company, that is not prohibited from disclosing such information to such persons by a contractual, legal or fiduciary obligation) (collectively, “Seller Confidential Information”), on a confidential basis and not use themselves or voluntarily disclose (other than pursuant to legal process or otherwise required for Fiserv, Buyer, or its or their affiliates’ compliance with law; provided that if legally permissible, Fiserv provides Seller with prompt prior written notice so that Seek may seek an appropriate protective order) to others any such Seller Confidential Information. Upon request of Seller, Fiserv and Buyer will promptly return or destroy (except as may be contained in back-up files created in the ordinary course of business that is recycled in the ordinary course of business over a 30- to 90- day period or such longer period required by applicable law) all Seller Confidential Information, including any summaries, compilations or similar documents it may have made or derived from such material (other than one for archival purposes until expiration of the period defined in Section 5.01 hereof). Fiserv further covenants and agrees that it will keep confidential and not use Trade Secrets of the Seller. Notwithstanding anything
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herein to the contrary, Fiserv, Buyer and their affiliates may use such Seller Confidential Information for any purpose expressly permitted by, or reasonably necessary to effectuate the transactions contemplated by, this Agreement. Further, this Section 3.03(b) shall not prohibit or restrict or otherwise limit the use or disclosure by Fiserv, Buyer and their Affiliates of Seller Confidential Information related solely to the Company.
     SECTION 3.04 Consents and Authorizations. As soon as practicable, each of the parties hereto will commence to take all reasonable action to obtain all authorizations, consents, orders and approvals of all third parties and of all federal, state and local regulatory bodies and officials which may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.
     SECTION 3.05 Non-Assignable Licenses, Leases and Contracts. Seller shall cause the Company to use its commercially reasonable efforts to obtain and deliver to Fiserv or Buyer, as the case may be, at or prior to the Closing Date such consents or waivers as are required in order that any contract listed on the Disclosure Schedule or not required to be listed on the Disclosure Schedule which would be breached or violated, or would give any other party the right to cancel the same, as a result of the consummation of the transactions contemplated hereby, shall not be so breached or violated or result in such right of cancellation. If the Company is unable to obtain any such consents or waivers before the Closing Date, the parties shall use commercially reasonable efforts to cooperate to obtain the consents or waivers as promptly as reasonably possible after the Closing Date. With the exception of the Required Consents, the failure to obtain such consents or waivers at any time or on any particular terms shall not be a breach of any obligation of Seller and shall not excuse or delay Fiserv or Buyer from performing its obligations hereunder provided that Seller has complied with this Section.
     SECTION 3.06 Employee Matters.
     (a) The Current Employees shall remain employees of the Company following consummation of the transactions contemplated hereby, such employment to be (except to the extent provided under applicable law) employment at will. Thereafter, for so long as Current Employees are employed by the Company, except as may be expressly set forth herein, they shall be paid, depending on their duties and responsibilities, in accordance with Fiserv’s compensation policies with respect to its employees generally. In addition, with the exception of the employee medical plan which is addressed below, the participation of the Current Employees in the employee benefit plans maintained by Company shall be terminated as soon as practicable after the Closing Date and the Current Employees that are employees of the Company shall be, with the exception of the employee medical plan which is addressed below, entitled to participate in the benefit plans that Fiserv maintains for its employees generally on the same terms and conditions as other employees of Fiserv. For this purpose, each “year of service” with the Company shall be treated as a “year of service” with Fiserv. The employees of the Company shall not be third party beneficiaries of any section of this
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Agreement, including without limitation, this Section 3.06. This Section 3.06 shall not be construed as amending any Employee Plan.
     (b) Any Current Employee not actively at work on the Closing Date due to a short-term disability, long-term disability, workers’ compensation absence, or military leave will remain an employee of Seller or one of its affiliates until such employee actively returns to work, if on or before the six month anniversary of the Closing Date, at which time such employee shall transition to the employment of Company, Buyer, or one of their affiliates, as Buyer shall determine. If such employee is unable to return to work within the six month period, Seller will retain responsibility for the employee and the disposition of his or her employment.
     (c) All Current Employees’ accrued paid time off as of the Closing Date shall be transferred to Fiserv, Buyer or one of their affiliates and Current Employees will be allowed to use such paid time off until June 30, 2009, after which date Fiserv’s paid time off policy shall apply.
     (d) On the Closing Date, Fiserv shall make a $250,000 contribution to the First Interstate Foundation in addition to the Purchase Price. Such payment shall be made via wire transfer to the account designated by Seller in writing.
     (e) Prior to the Closing Date Fiserv shall provide to Seller its then current plan with respect to the transition of the Current Employees.
     SECTION 3.07 Non-Competition and Non-Solicitation.
     (a) Seller covenants and agrees during the Non-Competition and Non-Solicitation Period (as hereinafter defined) not to (a) engage, become financially interested, directly or indirectly in any business or activity in which the Company is currently engaged, provided that such restriction (i) shall only apply in any geographical area where the business of the Company is being conducted as of the Closing Date and (ii) shall not apply to the provision of services by Seller or an Affiliate to Seller or an Affiliate of Seller, and (iii) shall not apply to entities acquired by Seller after the Closing Date through the acquisition of a financial holding company, insured depository organization or an Affiliate of either if the combined group so acquired is not principally engaged in businesses or activities in which the Company is currently engaged or if the Seller ceases to engage in the competitive activity on or before the second anniversary of the date of such acquisition, (b) solicit, hire, cause to be hired or otherwise enable, encourage or assist, directly or indirectly, any persons which they knew or reasonably should know are employees of the Company or any persons who are employees of Fiserv, Buyer or their affiliates with whom they came into contact in connection with the transactions contemplated hereby to terminate their employment with the Company, Fiserv, Buyer or its affiliate, as the case may be or (c) be or become engaged in any enterprise having the name “i_Tech” or any derivative thereof or any name likely to cause confusion with respect to such name. For purposes of this Section 3.07, the “Non-Competition and Non-Solicitation Period” shall be for a period commencing on the
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Closing Date and terminating on the third anniversary of the Closing Date. Notwithstanding the foregoing, Seller may own capital stock in a publicly-traded company not to exceed 5% of the outstanding capital stock of such company. Seller agrees that the foregoing limitations are reasonable in time and scope. For purposes of this Section, “Affiliate” means an entity that controls, is controlled by, or is under common control with another entity, where “control” means ownership of more than 50% of such entity.
     (b) The parties hereto recognize that the applicable laws and public policies of the various States of the United States of America may differ as to the validity and enforceability of covenants similar to those set forth in this Section 3.07. It is the intention of the parties that the provisions of this Section 3.07 be enforced to the fullest extent permissible under applicable laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to confirm to such applicable laws or policies) of any provisions of this Section 3.07 shall not render unenforceable or impair the remainder of the provisions of this Section 3.07. Accordingly, if at the time of enforcement of any provision of this Section 3.07, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances shall be substituted for the stated period, scope, or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope, and geographical area permitted by applicable law, it being understood that such maximum period, scope, or geographic area shall not exceed the maximum period, scope, or geographic area provided for herein.
     SECTION 3.08 Taxes.
     (i) Seller will cause the Company or one of its affiliates to duly and timely file all Tax Returns of, related to or including the Company required to be filed by such party for all periods ending on or prior to the Closing Date, duly and timely pay all Taxes required to be paid on or prior to the Closing Date and accrue on the Company’s books and records in accordance with GAAP any Tax of or relating to the Company, its income, assets, payroll or operations for such period which is not then due. Such Tax Returns shall be true, correct and complete, shall be prepared on a basis consistent with prior Tax Returns of the Company or such affiliate and shall not make, amend or terminate any election or change any accounting method, practice or procedure without Fiserv’s or Buyer’s prior written consent. Seller shall cause the Company to give Fiserv and Buyer a copy of the portion of each such Tax Return applicable to Company for its review and comments prior to filing. Seller shall cause the Company or an affiliate for the benefit of Company to duly and timely withhold or collect, pay over and report to the appropriate authority any Taxes required to be withheld or collected by the Company on or before the Closing Date under all applicable laws, rules or regulations.
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     (ii) All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated on or prior to the Closing Date solely with respect to Tax periods arising after the Closing Date.
     SECTION 3.09 Service Agreement. Seller agrees that on the Closing Date it will cause an affiliate to enter into an agreement with Fiserv, Buyer or one of its affiliates, and Fiserv shall or shall cause Buyer, Company or one of its affiliates to enter into an agreement with a Seller affiliate for the receipt by the Seller affiliate of account data processing services, electronic funds transfer services and other similar services on terms and conditions mutually agreeable to Fiserv and the Seller affiliate, which shall in any event be on terms substantially similar to those set forth on Exhibit C (“Service Agreement”).
     SECTION 3.10 Transition Services Agreement. Seller agrees that on the Closing Date it will, or will cause an affiliate to enter into an agreement with Buyer, Company, or one of its or their affiliates, and Fiserv shall cause Buyer, Company or one of its affiliates to enter into an agreement for the receipt by Buyer, Company or its or their affiliates of certain transition services on terms and conditions mutually agreeable to Fiserv and the Seller affiliate, which shall in any event be on terms substantially similar to those set forth on Exhibit D (“Transition Services Agreement”).
     SECTION 3.11 Insurance. Seller agrees that it will maintain the insurance set forth in Section 2.01(r) of the Disclosure Schedule for the benefit of Company until the Closing.
ARTICLE IV
CONDITIONS PRECEDENT
     SECTION 4.01 Conditions Precedent to the Obligations of Fiserv and Buyer. The obligations of Fiserv and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Fiserv and Buyer prior to or at the Closing Date of each of the following conditions:
     (a) Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement, in the Disclosure Schedule or in any closing certificate or document delivered to Fiserv and Buyer pursuant hereto shall be true and correct at and as of the date of this Agreement and shall be true and correct at and as of the Closing Date as though made at and as of that time other than such representations and warranties as are specifically made as of another date, and the Company and Seller shall each have delivered to Fiserv and Buyer certificates to that effect.
     (b) Compliance with Covenants. Seller shall have performed and complied in all material respects with all covenants of this Agreement to be performed or
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complied with by it at or prior to the Closing Date, and Seller shall have delivered to Fiserv and Buyer a certificate to that effect.
     (c) All Proceedings to be Satisfactory. Fiserv and Buyer and their counsel shall have received certified or other copies of all documents relating to the Company and Seller incident to the transactions contemplated hereby as Fiserv, Buyer or said counsel may reasonably request and such documents shall be reasonably satisfactory in form and substance to Fiserv, Buyer and said counsel.
     (d) Opinion of Counsel for the Seller. Fiserv and Buyer shall have received the favorable opinion of counsel to the Seller, dated the Closing Date, substantially in the form and to the effect set forth in Exhibit E annexed hereto, which counsel may be in-house counsel of Seller.
     (e) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against the Company or Seller, or against Fiserv or Buyer, arising by reason of the transactions contemplated by this Agreement, which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement or (ii) to have a Material Adverse Effect on the Company or Seller.
     (f) Tax Matters. Seller shall have delivered to Fiserv and Buyer a FIRPTA Affidavit in the applicable form of Exhibit B annexed hereto with respect to Seller, signed by Seller under penalties of perjury. Seller understands that such affidavits will be retained by Fiserv and Buyer and will be made available to the Internal Revenue Service upon request.
     (g) Consents. On or prior to the Closing Date, the Company shall have obtained the consents or waivers to the transactions contemplated by this Agreement set forth in Exhibit F annexed hereto.
     (h) Resignations. All the directors of the Company shall have resigned, effective upon Closing, and Fiserv and Buyer shall have received evidence of such resignations.
     (i) Service Agreement. A Seller affiliate shall have executed and delivered the Service Agreement in a form acceptable to Fiserv and Buyer.
     (j) Transition Services Agreement. Seller or a Seller affiliate shall have executed and delivered the Transition Services Agreement in a form acceptable to Fiserv and Buyer.
     (k) Updated Census. Fiserv and Buyer shall have received a Census containing information effective as of the Closing Date.
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     (l) Updated Intellectual Property Schedule. Fiserv and Buyer shall have received an updated version of Section 2.01(i)(ii) of the Disclosure Schedule. Fiserv and Buyer agree that Seller has not breached this Agreement by updating the Schedule.
     (m) Intellectual Property Assignments. Fiserv and Buyer shall have received documents sufficient to confirm the assignment of ownership of any Intellectual Property developed by employees significantly involved in the development of any Intellectual Property.
     (n) Bill of Sale. Fiserv and Buyer shall have received a Bill of Sale and supporting schedules in a form acceptable to Fiserv and Buyer evidencing the transfer of any and all assets owned by Seller or one of its affiliates used by Company in the operation of its business prior to the Closing.
     (o) List of Facility/Equipment Leases. Seller and Buyer shall have reached agreement acceptable to each of them as to the manner in which the assets listed in Section 2.01(j)(ii) of the Disclosure Schedule as “split” as of the date hereof are allocated among Company and Seller.
     (p) Supporting Documents. On or prior to the Closing Date, Fiserv, Buyer, and their counsel shall have received copies of the following supporting documents:
     (i) (A) copies of the Articles of Incorporation of the Company and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Montana and (B) a certificate of said Secretary dated as of a recent date as to the due incorporation and good standing of the Company and (if available in the state of incorporation of the Company) listing all documents of the Company on file with said Secretary; and
     (ii) certificates of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, and certifying substantially to the effect (A) that attached thereto is a true and complete copy of the By-laws of the Company as in effect on the date of such certification and at all times since January 1, 2008; (B) that the Articles of Incorporation of the Company have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(A) above; (C) as to the incumbency and specimen signature of Seller and of any officer of the Company executing any certificate or instrument furnished pursuant hereto, and a certificate by another officer of the Company as to the incumbency and signature of Seller and the officer signing the certificate referred to in this paragraph (ii); and (D) that no legal action or proceeding shall have been instituted after the date hereof against the Company or Seller, arising by reason of the transactions contemplated by this Agreement, which is reasonably likely to (x) restrain, prohibit, or invalidate the consummation of the transactions contemplated by this Agreement, or (y) to have a Material Adverse Effect.
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     All such documents shall be reasonably satisfactory in form and substance to Fiserv, Buyer and their counsel.
     SECTION 4.02 Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Seller prior to or at the Closing Date of each of the following conditions:
     (a) Accuracy of Representations and Warranties. The representations and warranties of Fiserv and Buyer contained in this Agreement or in any closing certificate or document delivered to Seller pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date, other than such representations and warranties as are specifically made as of another date, and Fiserv and Buyer shall each have delivered to Seller a certificate to that effect.
     (b) Compliance with Covenants. Each of Fiserv and Buyer shall have performed and complied in all material respects with all covenants of this Agreement to be performed or complied with by Fiserv and/or Buyer on or prior to the Closing Date, and Fiserv and Buyer shall each have delivered to Seller a certificate to such effect.
     (c) All Proceedings to be Satisfactory. The Company and Seller and their counsel shall have received all such counterpart originals or certified or other copies of all documents relating to Fiserv and Buyer incident to the transactions contemplated hereby as Seller and said counsel may reasonably request and such documents shall be reasonably satisfactory in form and substance to Seller and said counsel.
     (d) Opinion of Counsel for Fiserv and Buyer. The Company and Seller shall have received the favorable opinion of Charles W. Sprague, General Counsel of Fiserv, dated the Closing Date, substantially in the form and to the effect set forth in Exhibit G annexed hereto.
     (e) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted that is reasonably likely to (i) restrain, prohibit or otherwise affect the consummation of the transactions contemplated hereby or (ii) have a Material Adverse Effect.
     (f) Service Agreement. Buyer or an affiliate of Buyer shall have executed and delivered the Service Agreement.
     (g) Transition Services Agreement. Fiserv, Buyer or an affiliate of either shall have executed and delivered the Transition Services Agreement.
     (h) Supporting Documents. On or prior to the Closing Date, Seller and its counsel shall have received copies of the following supporting documents:
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     (i) (A) copies of the Articles of Incorporation of Fiserv and Buyer, and all amendments thereto, certified as of a recent date by the Department of Financial Institutions of the State of Wisconsin and the Secretary of State of the State of Wisconsin, respectively, (B) a certificate of said Department dated as of a recent date as to the status of Fiserv and (C) a certificate of said Secretary dated as of a recent date as to the good standing and due incorporation of Buyer; and
     (ii) a certificate of the Secretary or an Assistant Secretary of each of Fiserv and Buyer dated the Closing Date and certifying substantially to the effect (A) that attached thereto is a true and complete copy of the By-laws of the particular company as in effect on the date of such certification and at all times since January 1, 2006 or its date of incorporation, if more recent; (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the particular company authorizing the execution, delivery and performance of this Agreement and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (C) that the Articles of Incorporation of the particular corporation have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(1) above; (D) as to the incumbency and specimen signature of each officer of the particular company executing this Agreement and a certification by another officer of such company as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii); and (E) that no legal action or proceeding shall have been instituted after the date hereof against Fiserv or Buyer, arising by reason of the transactions contemplated by this Agreement, which is reasonably likely (x) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement or (y) to have a Material Adverse Effect.
     All such documents shall be reasonably satisfactory in form and substance to Seller and its counsel.
ARTICLE V
INDEMNIFICATION
     SECTION 5.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties contained herein shall survive the Closing Date and shall remain in full force and effect until the second anniversary of the Closing Date, except with respect to the representations and warranties contained in Sections 2.01(a), (b), (q) or (u), Sections 2.02 (a), (b), (c) or (e), or Sections 2.03(a), (b), (c) or (e) of this Agreement which shall survive until three months after the expiration of the applicable statute of limitations (including any waivers or extensions thereof.
     SECTION 5.02 Indemnification for Taxes.
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     (a) Indemnification. To the extent not accrued for in the Closing Balance Sheet, Seller shall indemnify Fiserv and Buyer and their respective affiliates and hold each of them harmless (on an after-Tax basis) from and against (i) any and all Taxes of the Company (or any predecessor company thereto or any Subsidiary) in respect of any period ending on or before the Closing Date, including without limitation any Taxes in connection with the transactions contemplated by this Agreement, or in the case of a period that includes but does not end at the Closing Date, the portion thereof prior to and including the Closing Date (such period or portion, a “Pre-Closing Period”) including any built-in gain Tax, (ii) the effect of any breach of a representation in Section 2.01(u) or covenant in Section 3.08, (iii) any increase in income or franchise Tax on Fiserv, Buyer, Company or their affiliates in any Tax period as a result of Seller’s inability to make a valid Election, and (iv) in each case, all reasonable costs (including reasonable attorneys’ fees and related disbursements and expenses) incurred by the Company, Fiserv, Buyer or any of their affiliates in connection therewith or in enforcing its rights hereunder.
     (b) No Limitations. The indemnities provided for in this Section (i) shall apply notwithstanding any investigation made by Fiserv or Buyer in connection with the transactions contemplated by this Agreement or its receipt or review of or comments on, the portion of any Tax Return applicable to the Company, and (ii) shall be separate and independent of any other indemnity provision contained herein, and (iii) anything in this Agreement to the contrary notwithstanding shall survive until three months after the expiration of the applicable statute of limitation, including extensions or waivers thereof.
     (c) Written Communications. Seller shall promptly forward to Fiserv a copy of all written communications from a Taxing authority received by Seller or one of its affiliates that relates to the Company, its income, assets, payroll or operations. Fiserv shall promptly forward to Seller a copy of all written communications from a Tax authority received by it for which Seller may be liable under this Section 5.02.
     (d) No Settlement. Fiserv and Buyer agree, and agree to cause Company, not to settle or make any payment of an amount claimed to be due with respect to a proposed adjustment for which Seller may be liable under this Section 5.02 for at least 15 days after giving notice to Seller pursuant to Section 5.02(c). If, within such 15-day period, Fiserv receives a written request from Seller that the proposed adjustments be contested, which includes a statement of a reasonable basis in fact and in law for such contest, which includes an acknowledgement that the claim is one to which the indemnity herein applies, and the furnishing of security reasonable in the circumstances, Fiserv shall contest such proposed adjustments in good faith, and agrees to keep Seller informed as to its progress, all at Seller’s expense. Seller shall cooperate with Fiserv in connection with any such proceeding. Fiserv shall not be required to appeal any adverse decision of a court of competent jurisdiction. In such case, the decision shall be conclusive and binding on the parties for purposes of this indemnification.
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     (e) Allocation. For purposes of this Agreement, any Tax for a period which includes but does not end on the Closing Date shall be allocated between the Pre-Closing Period and the balance of the period based on a closing of the books as of the end of the Closing Date, provided, however, that exemptions calculated on an annual basis and any property Taxes shall be allocated based on the relative number of days in the Pre-Closing Period and the balance of the period.
     SECTION 5.03 General Indemnity.
     (a) Seller Indemnity. Subject to the terms and conditions of this Article V, Seller hereby agrees to indemnify and hold the Company, Fiserv and Buyer and their respective affiliates harmless from and against all damages to and liabilities of the Company, Fiserv or Buyer, as the case may be, (including those resulting from or relating to demands, claims, actions or causes of action, assessments or other losses, costs and expenses relating thereto, interest and penalties thereon and reasonable attorneys’ fees and related disbursements and other expenses in respect thereof) by reason of or resulting from (i) a breach of any representation or warranty of Seller contained in or made pursuant to this Agreement, (ii) the failure of Seller duly to perform or observe any term, provision, covenant or agreement to be performed or observed by them or it pursuant to this Agreement, (iii) any actions, suits or proceedings listed in the Disclosure Schedule or any actions, suits, or proceedings brought by third parties not so listed but related to event occurring or actions taken on or prior to the Closing Date, or (iv) any Pension Plan or Welfare Plan, or any claim arising out of or related thereto regardless of when such claim arises.
     (b) Fiserv Indemnity. Subject to the terms and conditions of this Article V, Fiserv and Buyer, jointly and severally, hereby agree to indemnify, defend and hold Seller harmless from and against all damages to and liabilities of Seller (including those resulting from or relating to demands, claims, actions or causes of action, assessments or other losses, costs and expenses relating thereto, interest and penalties thereon and reasonable attorneys’ fees and related disbursements and other expenses in respect thereof) by reason of or resulting from (i) a breach of any representation or warranty of Fiserv and/or Buyer contained in or made pursuant to this Agreement, (ii) any failure of Fiserv and/or Buyer duly to perform or observe any term, provision, covenant or agreement to be performed or observed by Fiserv or Buyer, as the case may be, pursuant to this Agreement or (iii) the conduct of the business of the Company by Fiserv and Buyer subsequent to the Closing Date.
     (c) Exclusive Remedy. The parties hereby acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than a claim for fraud or for specific performance of the terms of this Agreement) shall be pursuant to the indemnification provisions set forth in this Article V.
     (d) Further Limitations. Except for actions required to be taken by Fiserv or Buyer at the direction or request of Seller or one of its affiliates pursuant to this
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Agreement, Seller shall have no liability under any provision of this Agreement for any liabilities and damages to the extent that such liabilities and damages relate to actions taken or not taken by Fiserv, Buyer or the Company after the Closing Date. The parties shall take all reasonable steps to mitigate all liabilities and damages upon and after becoming aware of any event that could reasonably be expected to give rise to such liabilities and damages. In no event shall any party be liable for consequential, incidental, exemplary or punitive damages.
     SECTION 5.04 Third Party Claims. If any claim, assertion or proceeding by or in respect of a third party is made against an indemnified party or any event in respect of a third party occurs, and if the indemnified party intends to seek indemnity with respect thereto under this Article V or to apply any damage or liability arising therefrom to the $250,000 amount referred to in Section 5.05, the indemnified party shall promptly notify the indemnifying party of such claim in writing. The indemnifying party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; provided, however, that (a) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party, (b) the indemnifying party shall promptly reimburse the indemnified party for the full amount of any liability resulting from such claim and all related and reasonable expenses (other than the fees and expenses of counsel as aforesaid) incurred by the indemnified party within the limits of this Article V and subject to the $250,000 amount referred to in Section 5.05, (c) the indemnified party shall not, without the prior written consent of the indemnifying party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim and (d) nothing herein shall require any indemnified party to consent to the entry of any order, injunction or consent decree materially affecting its ability to conduct its business operations after the date thereof. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall have the right to pay or settle any such claim, provided, however, that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within 30 days after the receipt of the indemnified party’s written notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its reasonable judgment at the expense of the indemnifying party.
     SECTION 5.05 Limitation on Indemnities. Except with respect to the representations and warranties contained in Sections 2.01(a), (b), (q), or (u), or Sections 2.02 (a), (b), (c) or (e), or Sections 2.03(a), (b), (c) or (e) of this Agreement, no claim for indemnification will be made by Fiserv and/or Buyer or by Seller under Section 5.03(a)(i) or (b)(i) hereof with respect to any individual item of liability or damage (A) unless and to the extent that the aggregate of all such claims by Fiserv and/or Buyer or by Seller, as the case may be, shall be in excess of $250,000, whereupon Fiserv and/or Buyer or
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Seller, as the case may be, shall be liable for all such claims, damages and liabilities in excess of $250,000 up to a maximum amount equal to Seven Million Dollars ($7,000,000) and (B) unless the claim for indemnification or notice of a claim that is reasonably expected to be a valid claim for indemnification is provided under this Agreement on or before the second anniversary of the Closing Date and results in a valid claim for indemnification on or before the third anniversary of the Closing Date. Payments by an indemnifying party pursuant to Section 5.03 shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the indemnified party from any third party with respect thereto. Notwithstanding anything to the contrary contained in this Agreement, no claim by any party hereto may be asserted, nor may any action be commenced against any party hereto, for breach of any representation, warranty, covenant or agreement unless notice thereof is received in writing describing in reasonable detail the facts or circumstances with respect to the subject matter of such claim on or before the date on which the representation, warranty, covenant, or agreement on which such claim or action is based ceases to survive as set forth in Section 5.01, irrespective of whether the subject matter of such claim or action shall have occurred before, on or after such date.
     SECTION 5.06 Effect on the Purchase Price.
     (a) Adjustment to Purchase Price. Any payment made under Article V shall constitute an adjustment to the Purchase Price for all purposes, including federal, state and local Tax as well as financial accounting purposes, except as otherwise required by GAAP for financial accounting purposes only.
     (b) Non-Applicability. The provisions of Sections 5.04 and 5.05 shall not apply to claims for indemnification under Section 5.02 hereof.
     (c) Tax Adjustments. Any adjustment to the Purchase Price shall be taken into account in recomputing the Aggregate Deemed Sales Price and Adjusted Grossed-Up Basis (and any comparable amounts required under applicable law) with respect to the Elections and allocations under Section 1.07. The parties shall cooperate with each other in determining such calculation and any changes to the allocations. If the parties cannot agree on such amounts or allocations within 30 days, the matter shall be immediately submitted to and determined by the Independent Accountant, who shall render a determination within 30 days of submission by the parties. Such determination shall be conclusive and binding on the parties. The fees and expenses of the Independent Accountant shall be allocated in the same manner as in Section 1.05(b). The parties shall file any required forms in connection with any Purchase Price adjustment and shall promptly furnish a copy thereof for the other parties. In the event the allocation of any adjustment is disputed by any Taxing authority, the party receiving the notice of such dispute shall promptly notify and consult with the other parties concerning the resolution of such dispute, and shall keep the other parties apprised of the status of such dispute and the resolution thereof.
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ARTICLE VI
TERMINATION; AMENDMENT; WAIVER
     SECTION 6.01 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date:
     (a) by mutual consent of Fiserv and Buyer, on the one hand, and Seller, on the other hand; or
     (b) by either Fiserv and Buyer, on the one hand, or Seller, on the other hand, if (i) the Closing Date shall not have occurred on or before March 31, 2009 (provided that the right to terminate this Agreement under this Section 6.01(b) shall not be available to any party whose failure to fulfill, or cause to be fulfilled, any obligation under this Agreement has been the cause of or resulted in the failure of the Closing Date to occur on or before such time) or (ii) any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift or reverse) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable, provided, however, if a proceeding shall have been initiated by a Governmental Entity to restrain, enjoin or otherwise prohibit the transactions contemplated by this Agreement, and such proceeding is continuing on the date six months after the date referred to in clause (b)(i) above, then either Fiserv and Buyer, on the one hand, or Seller, on the other hand, may terminate this Agreement and abandon the transactions contemplated by this Agreement provided that such terminating party shall have caused any such proceeding to be dismissed as to all parties thereto.
     SECTION 6.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability, on the part of any party or its affiliates, directors, officers or shareholders, other than the provisions of this Section 6.02. Nothing contained in this Section 6.02 shall relieve any party from liability for any breach of this Agreement or the Confidentiality Agreement dated May 16, 2008 (the “Confidentiality Agreement”) among Fiserv, Buyer and Seller shall survive the termination and abandonment of this Agreement.
     SECTION 6.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.
     SECTION 6.04 Extension; Waiver. At any time prior to the Closing Date, Fiserv and Buyer, on the one hand, or Seller, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein
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or in any document, certificate or writing delivered pursuant hereto or (c) to the extent permitted by applicable laws, waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
ARTICLE VII
DEFINITIONS ; MISCELLANEOUS
     SECTION 7.01 Definitions. The following terms have their meanings assigned to them in the section of this Agreement indicated opposite their names:

Term	Section
Adverse Effect	5.01(g)
Books and Records	2.01(f)
Buyer	Preamble
Census	2.01(p)(iv)
Closing	1.03
Closing Balance Sheet	1.05(b)
Closing Date	1.03
Closing Payments	1.04
Code	1.04(b)
Common Stock	Recital
Company	Recital
Company Authorizations	2.01(p)
Company Financial Statements	2.01(f)
Company Plans	2.01(q)
Company Transaction Costs	1.05(a)
Confidentiality Agreement	6.02
Copyrights	2.01(i)
Current Employees	2.01(p)(iv)
Disclosure Schedule	2.01
Elections	1.07(a)
Employee Plans	2.01(q)
Environmental Claim	2.01(n)
Environmental Laws	2.01(n)
Environmental Permits	2.01(n)
ERISA	2.01(q)
ERISA Affiliate	2.01(q)
Final Schedule	1.05(b)
Final Adjustment Figure	1.05(b)
FIRPTA Affidavit	2.02(b)
Fiserv	Preamble
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Term	Section
Fiserv Solutions	Preamble
GAAP	2.01(f)
Governmental Entity	2.01(k)
Independent Accountant	1.05(b)
Intellectual Property	2.01(i)
IP Contracts	2.01(i)
Material Adverse Effect	2.01(a)
Non-Competition and Non-Solicitation Period	3.07
Non-Transferable Software	2.01(i)
Patents	2.01(i)
Pension Plans	2.01(q)
Permitted Exceptions	2.01(g)
Pre-Closing Period	5.02(a)
Preliminary Adjustment Figure	1.05(a)
Preliminary Schedule	1.05(a)
Proceeding	2.01(u)
Purchase Price	1.02
PWC	1.05(b)
Scheduled Intellectual Property	2.01(i)
Section 409A	2.01(q)
Seller	Preamble
Service Agreement	3.09
Shares	1.01
Taxes	2.01(u)
Tax Return	2.01(u)
Total Shareholders Equity	1.05(a)
Trademarks	2.01(i)
Trade Secrets	2.01(i)
Transition Services Agreement	3.10
Welfare Plans	2.01(q)
     SECTION 7.02 Expenses, Etc. Whether or not the transactions contemplated by this Agreement are consummated, none of the parties shall have any obligation to pay any of the fees and expenses of the other parties incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants and other experts. Each of Fiserv and Buyer, on the one hand, and Seller, on the other hand, will indemnify the other parties, and hold them harmless from and against any claims for finders’ fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.
     SECTION 7.03 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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     SECTION 7.04 Notices. All notices and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (a) when delivered, if delivered personally or by commercial delivery service, (b) three business days after deposit with the U.S. Mail, if mailed by registered or certified mail (return receipt requested), (c) one business day after the business day of timely deposit with a recognized national courier service for next day delivery (or two business days after such deposit if timely deposited for second business day delivery), if delivered by such means or (d) one business day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgement of complete transmission), to the parties as follows:
If to Seller at its address set forth below:
First Interstate BancSystem, Inc.
Attn: Terrill R. Moore
401 N. 31st Street
Suite 1800
Billings, MT 59101
Telephone Number: (406) 255-5300
FAX: (406) 255-5350
with a copy to:
Carol Stephens Donaldson
401 N. 31st Street
Suite 1800
Billings, MT 59101
Telephone Number: (406) 255-5300
FAX: (406) 255-5350
If to Fiserv or Buyer, to:
Fiserv, Inc.
Fiserv Solutions, Inc.
255 Fiserv Drive
Brookfield, WI 53045
or
P.O. Box 979
Brookfield, WI 53008-0979
Telephone Number: 262-879-5000
FAX: 262-879-5245
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Attention: James W. Cox
With a copy to:
Charles W. Sprague
Fiserv, Inc.
255 Fiserv Drive
Brookfield, WI 53045
or
P.O. Box 979
Brookfield, WI 53008-0979
Telephone Number: 262-879-5517
FAX: 262-879-5532
or such other address or addresses as any party shall have designated by notice in writing to the other parties.
     SECTION 7.05 Entire Agreement. This Agreement, its Exhibits and Schedules and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement, and no party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.
     SECTION 7.06Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Montana, without regard to conflict of law provisions that would defer to the laws of another jurisdiction. The rights and obligations of the parties hereunder shall be governed by and determined in accordance with such laws.
     SECTION 7.07 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     SECTION 7.08 Assignability. Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party without the prior written consent of the other parties.
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     SECTION 7.09 Prevailing Party. The prevailing party in any suit or action brought against any other party to enforce the terms of this Agreement or any rights or obligations hereunder shall be entitled to receive reimbursement of its costs, expenses and attorneys’ fees (internal and external) and disbursements, including the costs and expenses of experts and internal resources expended, actually incurred in connection with such suit or action, except as otherwise provided in Section 1.05(b).
     SECTION 7.10 Public Announcements. Fiserv and Buyer, on the one hand, and Seller, on the other hand, will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of the others, unless counsel has advised such party that such release or other public statement must be issued immediately and the issuing party has not been able, despite its good faith efforts, to secure the prior approval of the other parties.
     SECTION 7.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision has never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
     SECTION 7.12 Interpretation. Time is of the essence of this Agreement. Unless otherwise qualified, references in this Agreement to “Article”, “article”, “Section” or “section” are to provisions of this Agreement and a reference thereto includes any subparts. The Table of Contents and the descriptive headings of the articles and sections, or of or in the Exhibits and Schedules, are inserted for convenience only and are not a part of this Agreement. As used herein, the singular includes the plural, the plural includes the singular, and words in one gender include the others. As used herein, the terms “herein”, “hereunder” and “hereof” refer to the whole of this Agreement, and “include”, “including” and similar terms are not words of limitation.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FISERV, INC.

By	/s/ James W. Cox

Name: James W. Cox
Title: EVP

FISERV SOLUTIONS, INC.

By	/s/ James W. Cox

Name: James W. Cox
Title: EVP

FIRST INTERSTATE BANCSYSTEM, INC.

By	/s/ Lyle R. Knight

Name: Lyle R. Knight
Title: President and Chief Executive Officer
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